Filed Pursuant to Rule 433

Registration Nos. 333-278205, 333-278205-01 and 333-278205-02

March 6, 2025

PRICING TERM SHEET

GlaxoSmithKline Capital plc

$400,000,000 4.315% Notes due 2027

$600,000,000 Floating Rate Notes due 2027

GlaxoSmithKline Capital Inc.

$850,000,000 4.500% Notes due 2030

$750,000,000 4.875% Notes due 2035

Fully and unconditionally guaranteed by

GSK plc

Issuers:	2027 Notes (as defined below) and Floating Rate Notes (as defined below): GlaxoSmithKline Capital plc 2030 Notes (as defined below) and 2035 Notes (as defined below): GlaxoSmithKline Capital Inc.

Guarantor:	GSK plc

Anticipated Ratings*:	A2 (stable) by Moody’s Investors Service, Inc. A (stable) by Standard & Poor’s Ratings Services

Security:	4.315% Notes due 2027 (the “2027 Notes”) Floating Rate Notes due 2027 (the “Floating Rate Notes”) 4.500% Notes due 2030 (the “2030 Notes”) 4.875% Notes due 2035 (the “2035 Notes”)

Trade Date:	March 6, 2025

Expected Settlement Date**:	March 13, 2025 (T+5)

Maturity Date:	2027 Notes: March 12, 2027 Floating Rate Notes: March 12, 2027 2030 Notes: April 15, 2030 2035 Notes: April 15, 2035

Aggregate Principal Amount:	2027 Notes: $400,000,000 Floating Rate Notes: $600,000,000 2030 Notes: $850,000,000 2035 Notes: $750,000,000

Coupon:	2027 Notes: 4.315% Floating Rate Notes: Compounded SOFR plus 0.500% 2030 Notes: 4.500% 2035 Notes: 4.875%

Interest Payment Dates:

2027 Notes: Semi-annually on March 12 and September 12 of each year, commencing on September 12, 2025 (short first coupon)

Floating Rate Notes: Every March 12, June 12, September 12 and December 12 of each year, commencing June 12, 2025 (short first coupon)

2030 Notes: Semi-annually on April 15 and October 15, commencing October 15, 2025 (long first coupon)

2035 Notes: Semi-annually on April 15 and October 15, commencing October 15, 2025 (long first coupon)

Price to Public:	2027 Notes: 100.000% Floating Rate Notes: 100.000% 2030 Notes: 99.505% 2035 Notes: 99.169%

Benchmark Treasury:	2027 Notes: 4.125% due February 28, 2027 Floating Rate Notes: N/A 2030 Notes: 4.000% due February 28, 2030 2035 Notes: 4.625% due February 15, 2035

Benchmark Treasury Yield:	2027 Notes: 3.965% Floating Rate Notes: N/A 2030 Notes: 4.059% 2035 Notes: 4.280%

Spread to Benchmark Treasury:	2027 Notes: +35 basis points Floating Rate Notes: N/A 2030 Notes: +55 basis points 2035 Notes: +70 basis points

Yield to Maturity:	2027 Notes: 4.315% Floating Rate Notes: N/A 2030 Notes: 4.609% 2035 Notes: 4.980%

Optional Redemption:

2027 Notes: T+ 10 basis points

Floating Rate Notes: N/A

2030 Notes: T+ 10 basis points at any time prior to March 15, 2030; par call on or after March 15, 2030

2035 Notes: T+ 15 basis points at any time prior to January 15, 2035; par call on or after January 15, 2035

Gross Proceeds to Issuers:	2027 Notes: $400,000,000 Floating Rate Notes: $600,000,000 2030 Notes: $845,792,500 2035 Notes: $743,767,500

Underwriting Discount and Commissions:	2027 Notes: 0.200% Floating Rate Notes: 0.200% 2030 Notes: 0.350% 2035 Notes: 0.450%

Net Proceeds to Issuers:	2027 Notes: $399,200,000 Floating Rate Notes: $598,800,000 2030 Notes: $842,817,500 2035 Notes: $740,392,500

CUSIP/ISIN:	2027 Notes: 377373 AM7 / US377373AM70 Floating Rate Notes: 377373 AN5 / US377373AN53 2030 Notes: 377372 AP2 / US377372AP29 2035 Notes: 377372 AQ0 / US377372AQ02

Day Count Convention:	2027 Notes: 30/360 Floating Rate Notes: Actual/360 2030 Notes: 30/360 2035 Notes: 30/360

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

Business Day:	New York and London

Expected Listing:	New York Stock Exchange

Joint-Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC

Co-Managers:

Barclays Capital Inc.
BNP Paribas Securities Corp.

BofA Securities, Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Santander US Capital Markets LLC

Standard Chartered Bank

Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) pursuant to Regulation (EU) 1286/2014 as it forms part of UK domestic law by virtue of the EUWA has been prepared as the Securities are not available to retail investors in the UK. No PRIIPs key information document (KID) pursuant to Regulation (EU) 1286/2014 has been prepared as the Securities are not available to retail investors in the EEA.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

To the extent that Standard Chartered Bank intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker dealers in a manner consistent with applicable law and regulations.

The issuers and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuers and the guarantor have filed with the SEC for more complete information about the issuers, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and Mizuho Securities USA LLC toll-free at 1-866-271-7403.